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                                                                 Exhibit 4.6


                            LEWIS GALOOB TOYS, INC.

                    1994 SENIOR MANAGEMENT STOCK OPTION PLAN


         1. Purpose. The 1994 Senior Management Stock Option Plan (the "Plan") of Lewis Galoob Toys, Inc., a Delaware corporation (the "Company"), is designed to aid the Company and its subsidiaries in retaining and attracting senior management of exceptional ability by enabling members of senior management to purchase a proprietary interest in the Company and offering long-term incentives to them, thereby stimulating in such individuals an increased desire to render greater services which will contribute to the continued long-term growth and success of the Company and its subsidiaries.

         2. Amount and Source of Stock. The total number of shares of the Company's common stock, par value $.01 per share (the "Shares"), which may be the subject of options granted pursuant to the Plan shall be limited so that the total number of Shares issued upon the exercise of options granted under the Plan shall not exceed 800,000 Shares, subject to adjustment as provided in paragraph 12. The total number of shares of the Company's Shares which may be the subject of options granted pursuant to the Plan to any individual during any fiscal year shall not exceed 350,000 Shares, subject to adjustment as provided in paragraph 12. The options granted under the Plan will not be "Incentive Stock Options" as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations (whether proposed, temporary or final) promulgated thereunder. Such Shares may be reserved or made available from the Company's authorized and unissued Shares or from Shares reacquired and held in the Company's treasury. In the event that any option granted hereunder shall terminate prior to its exercise in full for any reason, then the Shares subject to such option shall be added to the Shares otherwise available for issuance pursuant to the exercise of options under the Plan; provided, however, that in the case of the termination of an option in the same fiscal year that such option was granted (or for purposes of determining the aggregate number of Shares which may be subject to options issued to any individual under this Plan the termination of an option at any time), both the terminated option and the newly granted option shall be counted in determining whether the recipient has received the maximum number of options permitted under the Plan.

         3. Administration of the Plan. The Plan shall be administered by a committee (the "Committee") of the Board of Directors of the Company (the "Board") comprised of two or more members of the Board, selected by the Board, all of which members shall be both "disinterested persons" as that term is defined in Rule 16b-3(c)(2)(i) (or any successor provision) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "outside directors" as defined for purposes of Section 162(m) of the Code. The Committee is hereinafter sometimes referred to as the "Administrative Body."

         The Administrative Body shall have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to select from among the eligible individuals


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those to whom options are to be granted, to determine the terms and provisions of the respective option agreements (which need not be identical) and to make all other determinations necessary or advisable for the administration of the Plan. The date on which the Administrative Body adopts resolutions granting an option to a specified individual shall constitute the date of grant of such option (the "Date of Grant"); provided, however, that if the grant of an option is made subject to the occurrence of a subsequent event (such as, for example, the commencement of employment), the date on which such subsequent event occurs shall be the Date of Grant. The adoption of any resolution granting an option to a specified individual by the majority of the members of the Administrative Body shall complete the necessary corporate action constituting the grant of such option (or options, as the case may be) and an offer of Shares for sale to such individual under the Plan.

         4. Eligibility. All officers senior to the level of Vice President shall be eligible to receive options hereunder. From time to time the Administrative Body shall, in its sole discretion, within the applicable limits of the Plan, select from among the eligible individuals those persons to whom options shall be granted under the Plan, the number of Shares subject to each option, and the exercise price, terms and conditions of any options to be granted hereunder.

         5. Option Price. The initial exercise price of the Shares purchasable under any option granted pursuant to the Plan shall be not less than 100% of the fair market value of the Shares subject to such option on the Date of Grant. For purposes of the Plan, the "fair market value per share" of the Shares on a given date shall be: (i) if the Shares are listed on a registered securities exchange or quoted on the National Market System, the closing price per share of the Shares on such date (or, if there was no trading reported on such date, on the next preceding day on which there was trading reported); (ii) if the Shares are not listed on a registered securities exchange and not quoted on the National Market System, but the bid and asked prices per share for the Shares are provided by NASDAQ, the National Quotation Bureau Incorporated or any similar organization, the average of the closing bid and asked price per share of the Shares on such date (or, if there was no trading in the Shares on such date, on the next preceding day on which there was trading) as provided by such organization; and (iii) if the Shares are not traded on a registered securities exchange and not quoted on the National Market System and the bid and asked price per share of the Shares are not provided by NASDAQ, the National Quotation Bureau Incorporated or any similar organization, solely as determined by the Administrative Body in good faith.

         6.      Vesting and Term of Option.

                 (a) Subject to subparagraph 12(b) hereof, options granted to a participant hereunder shall vest as determined by the Administrative Body.

                 (b) Options granted hereunder shall be exercisable for a period of ten (10) years from the Date of Grant.





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                 (c)      The grant of options by the Administrative Body shall
be effective as of the Date of Grant; provided, however, that no option granted hereunder shall be exercisable unless and until this Plan has been approved by the Company's stockholders and unless and until the holder has entered into an individual option agreement with the Company that shall set forth the terms and conditions of such option. Each such agreement shall expressly incorporate by reference the provisions of this Plan (a copy of which shall be made available for inspection by the optionee during normal business hours at the principal office of the Company), and shall state that in the event of any inconsistency between the provisions hereof and the provisions of such agreement, the provisions of this Plan shall govern.

         7. Exercise of Options. An option shall be exercised when written notice of such exercise, signed by the person entitled to exercise the option, has been delivered or transmitted by registered or certified mail to the Secretary of the Company at its then principal office. Such notice shall specify the number of Shares for which the option is being exercised and shall be accompanied by (i) such documentation, if any, as may be required by the Company as provided in subparagraph 13(b), and (ii) payment of the aggregate option price. Subject to paragraphs 8 and 9 hereof, such payment shall be in the form of (i) cash or a certified check (unless such certification is waived by the Company) payable to the order of the Company in the amount of the aggregate option price, (ii) certificates duly endorsed for transfer (with all transfer taxes paid or provided for) evidencing a number of Shares of which the aggregate fair market value on the date of exercise is equal to the aggregate option exercise price of the Shares being purchased, or (iii) a combination of these methods of payment. Delivery of such notice shall constitute an irrevocable election to purchase the Shares specified in such notice, and the date on which the Company receives the last of such notice, documentation and the aggregate option exercise price for all of the shares covered by the notice shall, subject to the provisions of paragraphs 8, 9 and 13 hereof, be the date as of which the Shares so purchased shall be deemed to have been issued. Subject to paragraph 9 hereof, the person entitled to exercise the option shall not have the right or status as a holder of the Shares to which such exercise relates prior to receipt by the Company of the payment, notice and documentation expressly referred to in this paragraph 7.

         8.      Election To Have Shares Withheld.

                 (a) A holder of an option granted hereunder may elect to deliver shares to the Company or have the Company withhold shares otherwise issuable upon the exercise of an option in order to satisfy federal and state withholding tax liability (a "share withholding election"), provided, (i) the Board or, if so designated, the Committee, shall not have revoked its advance approval of the holder's share withholding election and (ii) the share withholding election is made on or prior to the date on which the amount of withholding tax liability is determined (the "Tax Date"). Notwithstanding the foregoing, a holder whose transactions in Common Stock are subject to Section 16(b) of the Exchange Act may make a share withholding election only if the following additional conditions are met: (i) the withholding is made at least six months after the Date of Grant and (ii) either (x) the share





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withholding election is irrevocably made at least six months in advance of the withholding or (y) the share withholding election and the share withholding take place during the period beginning on the third business day following the date of release of the Company's quarterly or annual financial results and ending on the twelfth business day following such date.

                 (b) A share withholding election shall be deemed made when written notice of such election, signed by the holder, has been hand delivered or transmitted by registered or certified mail to the Secretary of the Company at its then principal office. Delivery of said notice shall constitute an irrevocable election to have Shares withheld.

                 (c) Upon exercise of an option by a holder, the Company shall transfer the total number of Shares subject to the option to the holder on the date of exercise; provided, however, that pursuant to subparagraph (d) below, the holder will be unconditionally obligated to tender shares back to the Company.

                 (d) If a holder has made a share withholding election pursuant to this paragraph 8; and (i) within thirty (30) days of the date of exercise of the option, the holder elects pursuant to the provisions of Section 83(b) of the Code to be subject to withholding tax on the date of exercise of his option, then such holder will be unconditionally obligated to immediately tender back to the Company the number of Shares having an aggregate fair market value (as determined in good faith by the Board or, if so designated, the Committee), equal to the amount of tax required to be withheld plus cash for any fractional amount, together with written notice to the Company informing the Company of the holder's election pursuant to Section 83(b) of the Code; or
(ii) if the holder has not made an election pursuant to the provisions of
Section 83(b) of the Code, then on the Tax Date such holder will be unconditionally obligated to tender back to the Company the number of Shares having an aggregate fair market value (as determined in good faith by the Board or, if so designated, the Committee) equal to the amount of tax required to be withheld plus cash for any fraction amount.

         9. Loans. Anything in paragraph 7 to the contrary notwithstanding, the making of a loan by the Company to an optionee for the purpose of fully or partially exercising an option granted hereunder shall be permissible, and the application of the proceeds of any such loan to such exercise shall not be construed to contravene the requirement that payment of the aggregate option price be made upon exercise of an option. Stockholder approval of this Plan constitutes approval of all such loans which the Administrative Body may in its sole discretion hereafter determine to make for the express purpose of permitting the exercise of an option granted hereunder.

         10. Exercise and Cancellation of Options Under Termination of Employment or Death. Except as set forth below, if a holder shall voluntarily or involuntarily not continue to serve as an employee of the Company or its subsidiaries, the option of such holder shall terminate upon the first day that the holder is no longer such an employee (the "Termination Date"), regardless of the expiration date specified in such option. If the termination of such





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service is due to retirement (as defined by the Administrative Body in its sole discretion), the holder shall have the privilege of exercising any option that the holder could have exercised on the Termination Date; provided, however, that such exercise must be accomplished within the term of such option and within three (3) months of the Termination Date. If the termination of such service is due to disability (as defined by the Administrative Body in its sole discretion), the holder (or his duly appointed guardian or conservator) shall have the privilege of exercising any option that he could have exercised on the Termination Date; provided, however, that such exercise must be accomplished within the term of such option and within one (1) year of the Termination Date. If the termination of such service is due to the death of the holder, the duly appointed executor or administrator of his estate shall have the privilege at any time of exercising any option that the holder could have exercised on the Termination Date; provided, however, that such exercise must be accomplished within the term of such option and within one (1) year of the Termination Date. For all purposes of the Plan, an approved leave of absence shall not constitute interruption or termination of service.

         Nothing contained herein or in any option agreement shall be construed to confer on any option holder any right to continue as an officer or employee of the Company or of any subsidiary of the Company or derogate from any right of the Company or any subsidiary of the Company to retire, request the resignation of or discharge such option holder, or to lay off or require a leave of absence of such option holder (with or without pay), at any time, with or without cause.

         11. Non-transferability of Options. No option granted under the Plan shall be sold, pledged, assigned or transferred in any manner except to the extent that options may be exercised by an executor or administrator as provided in paragraph 10 hereof. An option may be exercised, during the lifetime of the holder thereof, only by such holder or his duly appointed guardian or conservator in the event of his disability.

         12.     Adjustments Upon Certain Events.

                 (a) If the outstanding Shares are subdivided, consolidated, increased, decreased, changed into, or exchanged for a different number or kind of shares or other securities of the Company through reorganization, merger, recapitalization, reclassification, capital adjustment or similar transaction, or if the Company shall issue additional Shares as a dividend or pursuant to a stock split, then the number and kind of Shares available for issuance pursuant to the exercise of options to be granted under this Plan and all Shares subject to the unexercised portion of any option theretofore granted and the exercise price of such options shall be adjusted on a pro rata basis to prevent the inequitable enlargement or dilution of any rights hereunder; provided, however, that any such adjustment in outstanding options under the Plan shall be made without change in the aggregate exercise price applicable to the unexercised portion of any such outstanding option. Distributions to the Company's stockholders consisting of property other than shares of Common Stock of the Company or its successor and distributions to stockholders of rights to subscribe for Common Stock shall not result in the adjustment of the Shares purchasable under outstanding





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options or the exercise price of outstanding options.  Adjustments under this paragraph shall be made by the Administrative Body, whose determination thereof shall be conclusive and binding. Any fractional Share resulting from adjustments pursuant to this paragraph shall be eliminated from any then outstanding option. Nothing contained herein or in any option agreement shall be construed to affect in any way the right or power of the Company to make or become a party to any adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or otherwise transfer all or any part of its business or assets.

                 (b) In the event of the dissolution or liquidation of the Company or in the event of a change in control of the Company, the holder of any option theretofore granted under this Plan shall have the right immediately prior to the record date for the determination of stockholders entitled to participate in such change in control, dissolution or liquidation, to exercise his option, in whole or in part, without regard to any installment provision that may have been made part of the terms and conditions of such option. In any such event, the Company will mail or cause to be mailed to each holder of an option hereunder a notice specifying the date that is to be fixed as of which all holders of record of the Shares shall be entitled to exchange their Shares for securities, cash or other property issuable or deliverable pursuant to such merger, consolidation, dissolution or liquidation. Such notice shall be mailed at least ten (10) days prior to the date therein specified. The shares issuable upon exercise hereunder shall not be subject to the provisions of paragraph 14(a). For purposes of this paragraph, a "change in control" of the Company shall be deemed to occur as of the date on which a person or entity or group of persons or entities, acting in concert, shall, in a transaction in which the Company is not a party, become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act, as amended from time to time) of securities of the Company representing fifty-one percent (51%) or more of the combined voting power of the issued and outstanding voting securities of the Company.

         13.     General Restrictions.

                 (a) No option granted hereunder shall be exercisable if the Company shall at any time determine that (i) the listing upon any securities exchange, registration or qualification under any state or federal law of any Shares otherwise deliverable upon such exercise, or (ii) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities, is necessary or appropriate in connection with such exercise. In any of the events referred to in clause (i) or clause (ii) above, the exercisability of such options shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any option or any portion of any option during the period when exercisability has been suspended.

                 (b) The Administrative Body may require, as a condition to the right to exercise an option, that the Company receive from the option holder, at the time of any such





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exercise, representations, warranties and agreements to the effect that the
Shares are being purchased by the option holder for investment only and without any present intention to sell or otherwise distribute such Shares and that the option holder will not dispose of such Shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations thereunder. The certificates issued to evidence such Shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

        14.     Restrictions on Transfers of Shares; Repurchase by the Company.

                (a) Except as set forth in paragraph 12(b), without the prior written consent of the Company, the individual exercising an option hereunder shall not sell, transfer, pledge, hypothecate or otherwise dispose of any Shares acquired upon the exercise of options hereunder or any interest in any such Shares within seven months following the date of such exercise.
In the event that during the first six months of such period the option holder shall, for any reason (other than death), cease to be an employee of the Company or its subsidiaries, then forthwith upon the occurrence of such event, the Company shall have the right for the duration of such six-month period to repurchase from the option holder, and upon the exercise of such right, the option holder shall be required to sell to the Company, all such Shares owned by him which are then subject to restriction under this subparagraph 14(a) for a price equal to the aggregate exercise price paid for such Shares. The Company may exercise its right to repurchase shares by mailing a notice of exercise to the option holder prior to the expiration of the Company's repurchase right. In the event the Company repurchases such Shares, the certificate or certificates evidencing such Shares shall forthwith be delivered to the Company against full payment of the sum of (i) an amount of money in the form of cash or check equal to the amount, if any, paid by the optionee in cash or check as payment of the exercise price, and (ii) a number of Shares equal to the number of Shares, if any, paid by the optionee as payment of the exercise price, without regard to the then fair market value of such Shares. In the event the Company made a loan to such optionee for the purpose of fully or partially exercising such option, the Company shall return to the optionee any note made by the optionee to the Company and/or its order to evidence his indebtedness to the Company for such loan.

               (b) The certificate or certificates delivered to individuals who exercise options hereunder to evidence Shares acquired upon any exercise of an option (as provided in paragraph 7 hereof) shall bear, in addition to any restrictive legend required by subparagraph 13(b) hereof, a legend summarizing the restrictions set forth in subparagraph (a) of this paragraph 14.

               (c) In the event of the death of an option holder, all restrictions set forth in subparagraph (a) and provided for in subparagraph (b) of this paragraph shall terminate forthwith with respect to any and all Shares owned by such holder at the date of his death, but neither the termination of such restrictions upon the death of the holder nor any lapse of restrictions upon the expiration of any period specified in subparagraph 14(a) hereof shall





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affect the obligations of the holder (or his executor or administrator) to comply with the requirements of subparagraph 13(b) hereof in connection with any sale or other disposition of any such Shares.

                 (d) Anything in the Plan to the contrary notwithstanding, the Administrative Body shall have the power, in its discretion, to reduce or eliminate the period of time during which the transfer of a holder's Shares is restricted under, and/or to eliminate or modify in the holder's favor the Company's right to repurchase Shares pursuant to this paragraph 14, whether before or after any option is granted or exercised hereunder.

         15. Exchange of Options. The Administrative Body shall have the right to grant options hereunder that are granted subject to the condition that the grantee shall agree with the Company to terminate all or a portion of another option or options previously granted under the Plan. The Shares that had been issuable pursuant to the exercise of the option terminated in the exchange of options shall, upon such termination, again become available for issuance pursuant to the exercise of options under the Plan; provided, however, that, in the case of the termination of an option in the same fiscal year that such option was granted (or for purposes of determining the aggregate number of Shares which may be subject to options issued to any individual under this Plan the termination of an option at any time), both the terminated option and the newly granted option shall be counted in determining whether the recipient has received the maximum number of options permitted under the Plan.

         16. Provision of Information to Optionees. The Company shall furnish annually to each optionee while his or her option remains in effect and not fully exercised, copies of all annual and quarterly reports filed by the Company with the Securities and Exchange Commission during such period, or, if no such reports are required to be so filed, copies of all annual and other periodic reports provided by the Company to its stockholders generally.

         17.     Amendment.   The Board shall have full authority to amend the
Plan; provided, however, that any amendment that (i) increases the total number of Shares that may be subject to stock options granted (in the aggregate or to any officer) under the Plan, (ii) expands the class of individuals eligible to receive options under the Plan or (iii) increases the period during which options may be granted or the permissible term of options under the Plan shall only be adopted by the Board subject to stockholder approval. No amendment to the Plan shall, without the consent of the holder of an existing option, materially and adversely affect his rights under any option.

         18. Termination. Unless the Plan shall theretofore have been terminated as provided hereinafter and in Section 19 hereof, the Plan shall terminate on January 26, 2004, and no options under the Plan shall thereafter be granted; provided, however, that the Board may at any time, in its sole discretion, terminate the Plan prior to the foregoing date. No termination of the Plan by the Board shall, without the consent of the holder of an existing option, materially and adversely affect his rights under such option.





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         19.     Stockholder Approval.  The Plan shall be submitted to the
stockholders of the Company not later than at the 1994 Annual Meeting of the Company's stockholders. Any options granted hereunder prior to such stockholder approval shall not be exercisable unless and until such approval is obtained. If such approval is not obtained by such date, the Plan and any options granted hereunder shall terminate.





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